Exhibit 99.2(k)(3)

Aksia LLC

June 5, 2025

To:	Calamos Advisors LLC

Calamos Aksia Private Equity and Alternatives Fund (the “Fund”)
c/o Calamos Advisors LLC

2020 Calamos Court
Naperville, Illinois 60563

Re:	Sub-Advisory Fee Waiver

Pursuant to the Sub-Advisory Agreement by and among the Fund, Calamos Advisors LLC (the “Advisor”) and Aksia LLC (the “Sub-Advisor”), dated April 30, 2025 (the “Sub-Advisory Agreement”), the Advisor has agreed to pay the Sub-Advisor a sub-advisory fee, payable monthly in arrears and accrued daily based upon the Fund’s average daily net assets, at an annual rate of 0.875% (“Sub-Advisory Fee”). By our execution of this letter agreement, intending to be legally bound hereby, the Sub-Advisor irrevocably agrees that it shall waive, for the period from June 30, 2025 to June 30, 2026, all or a portion of the Sub-Advisory Fee that would otherwise be payable to it from the Advisor so that after such waiver, the Sub-Advisory Fee shall be payable monthly in arrears and accrued daily based upon the Fund’s average daily net assets at an annual rate of 0.625%.

[Signature page follows]

Aksia LLC

By:	/s/ Jim Vos
Name:	Jim Vos
Title:	Chief Executive Officer

Your signature below acknowledges
acceptance of this Agreement:

Calamos Aksia Private Equity and Alternatives Fund

By:	/s/ Erik D. Ojala
Name:	Erik D. Ojala
Title:	Secretary and Chief Legal Officer

Calamos Advisors LLC

By:	/s/ Erik D. Ojala
Name:	Erik D. Ojala
Title:	SVP, General Counsel and Secretary